PROMISSORY NOTE

Borrower:	Lex Partners II, LLC 444 Gulf of Mexico Dr. #101 Longboat Key, FL 34228	Lender:	Shepherd’s Finance, LLC 12627 San Jose Blvd, Ste. 203 Jacksonville, FL 32223 (302) 752-2688

Principal Amount: $3,600,000.00	Initial Rate: 11.94%	Date of Note: February 19, 2016

PROMISE TO PAY. Lex Partners II, LLC (“Borrower”) promises to pay to Shepherd’s Finance, LLC (“Lender”), or order, in lawful money of the United States of America, on demand, but in no event later than February 28, 2018 (“Maturity Date”), the principal amount of Three Million Six Hundred Thousand and 00/100 dollars ($3,600,000.00) or so much as may be advanced under the Loan Documents from time to time, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance. Lender shall disburse the funds in accordance with the Construction Loan Agreement and other Loan Documents.

PAYMENT. Borrower will pay this loan in full immediately upon Lender’s demand. Borrower will pay by means of an ACH initiated by Lender regular monthly payments of all accrued unpaid interest due as of each payment date, beginning March 15, 2016 with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to any unpaid collection costs; and then to principal. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

LATE FEE. All scheduled payments shall be subject to a fifteen-day (15) grace period. In the event any payment is not made as and when due, the Lender will impose a late charge equal to the greater of five percent (5.00%) of the delinquent amount or twenty-five dollars ($25.00).

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Shepherd’s Finance, LLC Cost of Funds plus the Rate Adder. Lender’s Cost of Funds (the “Index”), shall mean the greater of five percent (5.0%) or the weighted average price paid by Lender on or in connection with all of its borrowed funds. Such weighted average price shall include interest rates, loan fees, legal fees and any and all other costs paid by Lender on its borrowed funds, and, in the case of funds borrowed by Lender from an Affiliate of Lender, the weighted average price paid by such Affiliate on or in connection with such borrowed funds. Lender’s Cost of Funds is determined each month at the beginning of the month, based on the cost of funds for the previous month. Each change in such rate shall be effective as of the beginning of the month. The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each change in the Index. The interest rate on the Loan will be adjusted contemporaneously with changes in the Index. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 9.940% per annum. Interest on the unpaid principal balance of this Note will be calculated as described in the “INTEREST CALCULATION METHOD” paragraph using a rate equal to the percentage points over the Index, as set forth in the Rate Adder below, adjusted if necessary for any minimum and maximum rate limitations described below, resulting in an initial rate of 11.940% per annum. NOTICE: Under no circumstances will the interest rate on this Note be less than 7.000% per annum or more than the maximum rate allowed by applicable law.

“Rate Adder” shall be calculated each month, based on the number of full months since the Closing Date.

Number of full months since Closing Date	Rate Adder
1-12	2%
13-18	4%
19-24	6%
25 – and greater	8%

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/366 simple interest basis; that is, by applying the ratio of the interest rate over the number of days in a year, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Shepherd’s Finance, LLC, 12627 San Jose Blvd, Ste. 203, Jacksonville, FL 32223.

INTEREST AFTER MATURITY OR DEFAULT. After the principal amount of any part of the debt, accrued interest thereon, or any fees or any other sums payable hereunder become due and remain unpaid (whether upon demand by Lender, upon the occurrence of an Event of Default, by acceleration or otherwise), including a failure to pay upon final maturity, the interest rate on this Note shall be increased by adding an additional 4.000 percentage point margin (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default; however, in no event will the interest rate exceed the maximum interest rate limitations under applicable law. The default interest rate(s) shall apply to the entire outstanding principal balance of the Loan. Upon Borrower curing the default, the interest rate on the Loan shall revert to the initially agreed upon interest rate hereunder, effective as of the date on which Borrower cures the default.

PROMISSORY NOTE
(Continued)

LENDER’S RIGHTS. Upon Lender’s demand, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s reasonable attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Lender may also recover from Borrower all court, alternative dispute resolution or other collection costs (including, without limitation, fees and charges of collection agencies) actually incurred by Lender.

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of Florida without regard to its conflicts of law provisions. This Note has been given by Borrower and accepted by Lender in the State of Florida.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Sarasota County, State of Florida.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instrument listed herein: a Mortgage and Security Agreement dated February 19, 2016, to Lender on real property located in Sarasota County, State of Florida commonly known as 1333 Vista Dr., Sarasota, FL 34239.

LINE OF CREDIT. This Note evidences a straight line of credit. Once the total amount of principal has been advanced, Borrower is not entitled to further loan advances. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

THIS NOTE IS DELIVERED UNDER SEAL AND IT IS INTENDED THAT THIS NOTE IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

BORROWER:

Lex Partners II, LLC

By:	/s/ Steven Hanson
Steven Hanson, Manager and Member of Lex Partners II, LLC